Exhibit 10.1

FURTHER AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This FURTHER AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into this 19th day of February, 2009, by and between RenaissanceRe Holdings Ltd. (the “Company”), and Neill A. Currie (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company and Employee are presently parties to the Prior Employment Agreement; and

WHEREAS, the Company desires to enter into a further amended and restated employment agreement embodying the terms of Employee’s continued employment (this “Agreement”), and Employee desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement; and

WHEREAS, the Compensation and Corporate Governance Committee (the “Compensation Committee”) of the Company’s Board of Directors have reviewed the terms and conditions of the Agreement and have determined that entering into the Agreement is advisable and in the best interests of the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. DEFINITIONS.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 7 hereof, to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights in respect of Awards granted under the Equity Plans; and (iv) rights to indemnification pursuant to Section 12 below.

(b) “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) below.

(d) “Applicable Severance Benefits” shall mean an amount equal to two times Employee’s Base Salary as of the date the payment or commencement of payment to Employee of all or any portion of such amount is triggered pursuant to the terms hereof.

(e) “Awards” shall mean any stock options, restricted stock or other stock-based awards granted to Employee under the Equity Plans on or after the Commencement Date.

(f) “Base Salary” shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a) below.

(g) “Board” shall mean the Board of Directors of the Company.

(h) “Cause” shall mean (i) material act or acts of willful misconduct by Employee in connection with Employee’s employment duties; (ii) Employee’s willful failure (except where due to physical or mental incapacity) or refusal to perform in any material respect his duties or responsibilities under this Agreement; (iii) misappropriation by Employee of the assets or business opportunities of the Company or its Affiliates; (iv) embezzlement or fraud committed by Employee, at his direction, or with his prior personal knowledge; (v) Employee’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States of America; or (vi) Employee’s willful and material breach of the provisions set forth in Section 3, 9 or 11 of this Agreement.

(i) “Change in Control” shall have the meaning ascribed to it under the Stock Incentive Plan.

(j) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(k) “Commencement Date” shall mean February 22, 2006.

(l) “Company” except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

(m) “Competitive Activities” shall mean any business activities in which the Company or any of its Affiliates are engaged (or have committed plans to engage) during the Term of Employment, or, following termination of Employee’s employment hereunder, were engaged in (or had committed plans to engage in) at the time of such termination of employment.

(n) “Confidential Information” shall have the meaning set forth in Section 9(a) below.

(o) “Developments” shall have the meaning set forth in Section 9(d) below.

(p) “Disability” shall mean any physical or mental disability or infirmity that has prevented the performance of Employee’s duties for a period of one hundred eighty (180) consecutive calendar days. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(q) “Employee” shall have the meaning set forth in the preamble hereto.

(r) “Equity Plans” shall means the stock option and incentive plans adopted and maintained by the Company from time to time.

(s) “Exchange Act” shall mean the United Stares Securities Exchange Act of 1934, as amended.

(t) “Good Reason” shall mean, without Employee’s consent, (i) an adverse change in Employee’s employment title; (ii) a material diminution in Employee’s employment duties, responsibilities or authority, or the assignment to Employee of duties that are materially inconsistent with his position; (iii) any reduction in Base Salary or target Annual Bonus opportunity; (iv) a relocation of Employee’s principal place of employment to a location outside of Bermuda; or (v) any breach by the Company of any material provision of this Agreement.

(u) “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, as agent of, or a service provider to, the Company or any Affiliate thereof to terminate (or, in the case of an agent or service provider, reduce) such Person’s employment, agency or service, as the case may be, with the Company or such Affiliate; (ii) hiring any Person who was employed by, an agent of, or a service provider to, the Company or any Affiliate thereof within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any customer, supplier, licensee or other business relation of the Company or any Affiliate thereof to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or such subsidiary.

(v) “Losses” shall have the meaning set forth in Section 12 below.

(w) “Non-Extension Notice” shall have the meaning set forth in Section 2 below.

(x) “Performance Conditions” shall mean those conditions established by the Compensation Committee, with the input of Employee, which must be attained (along with any applicable service conditions) in order for the Restricted Shares which comprise the Special Equity Grant to vest and become non-forfeitable, subject to accelerated vesting under certain circumstances described in Section 4(e) below. The period over which Performance Conditions are measured (i) in respect of “Tranche 1” (as defined in Section 4(e)(ii) below) shall end on or prior to February 22, 2012, and (ii) in respect of “Tranche 2” (as defined in Section 4(e)(iii) below) shall end on or prior to February 22, 2014. Each Performance Condition shall have no fewer than a minimum, target and maximum level of attainment.

(y) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(z) “Prior Employment Agreement” shall mean the amended and restated employment agreement between the Company and Employee, dated as of February 22, 2006, as amended by Amendments 1, 2 and 3 thereto.

(aa) “Restricted Area” means (i) Bermuda, (ii) any State of the United States of America, (iii) the Republic of Ireland, and (iv) any other jurisdiction in which the Company or its

Affiliates engage (or have committed plans to engage) in business during the Term of Employment, or, following termination of Employee’s employment, were engaged in (or had committed plans to engage in) at the time of such termination of employment.

(bb) “Restricted Period” shall mean the period commencing on the Commencement Date and ending on the eighteen (18) month anniversary of Employee’s termination of employment hereunder for any reason.

(cc) “Retirement” shall mean a termination of employment by Employee without Good Reason on or following such date as coincides with the sum of Employee’s age and service (in each case measured on a daily basis) with the Company first attaining 65.

(dd) “Retirement Eligibility Date” shall mean the earliest time that Employee is eligible to voluntarily terminate employment in a Retirement.

(ee) “Severance Term” shall mean the eighteen (18) month period following the date of Employee’s termination due to death or Disability, by the Company without Cause, by the Employee with or without Good Reason, or from any Non-Extension Notice.

(ff) “Term of Employment” shall mean the period specified in Section 2 below.

(gg) “Special Equity Grant” shall have the meaning set forth in Section 4(e) below.

(hh) “Stock Incentive Plan” shall mean the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (including any successor plan), as in effect from time to time.

Section 2. ACCEPTANCE AND TERM OF EMPLOYMENT.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. Unless earlier terminated pursuant to Section 8 hereof, the Term of Employment shall commence on the Commencement Date and shall continue until the eighth (8th ) anniversary of the Commencement Date; provided, however, that the Term of Employment shall be extended automatically, without further action by either the Company or Employee, by one (1) additional year first on the eighth (8th) anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date thereafter, unless, not less than ninety (90) days prior to the end of the Term of Employment (including any prior extension thereof), either the Company or Employee shall have notified the other in writing of its intention not to further extend the Term of Employment (a “Non-Extension Notice”).

Section 3. POSITION, DUTIES AND RESPONSIBILITIES; PLACE OF PERFORMANCE.

(a) During the Term of Employment, Employee shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Employee’s titles as the Board shall specify from time to time). As the Chief Executive Officer of the Company, Employee shall have all of the duties customarily associated with the position of a company’s highest ranking executive officer and shall report directly to the

Board. Subject to the foregoing, Employee also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, in each case without additional compensation.

(b) Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c) Employee’s principal place of employment shall be at the Company’s principal executive offices in Hamilton, Bermuda, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. COMPENSATION. During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $750,000 prior to April 1, 2009 and not less than $1,000,000 on and following April 1, 2009, subject to increase, if any, as may be approved in writing by the Board (or the Compensation Committee thereof), but not to decrease from the then current Base Salary.

(b) Annual Bonus. Employee shall be eligible for an annual cash incentive bonus award determined by the Compensation Committee of the Board in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 165% of Base Salary, it being understood that the target Annual Bonus for the fiscal year ending December 31, 2008 shall be based on the April 1, 2009 Base Salary of $1,000,000 (i.e., the target Annual Bonus for such fiscal year shall be $1,650,000). The actual Annual Bonus payable in respect of each fiscal year shall be based upon the level of achievement of performance objectives for such fiscal year, as determined by the Compensation Committee of the Board and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than two and one-half (2- 1/2) months following the end of the fiscal year to which such Annual Bonus relates.

(c) Equity Plans. Employee shall be eligible to participate in the Equity Plans and may receive Awards, as determined by the Compensation Committee from time to time, and subject to the terms and conditions of the Equity Plans and any Award agreement between the Company and Employee evidencing such Awards. The target Award for each fiscal year shall be valued at 300% of Base Salary, it being understood that the target Award for the fiscal year ending December 31, 2009 (which is expected to be granted in March 2009) shall be based on the April 1, 2009 Base Salary of $1,000,000 (i.e., the target Award for such fiscal year shall be $3,000,000).

(d) Special Treatment of Certain Equity Awards Upon Retirement Eligibility Date. If Employee remains employed through the Retirement Eligibility Date, then on the Retirement Eligibility Date all restricted stock and restricted stock unit awards granted to Employee at any time through the Retirement Eligibility Date (other than the Special Equity Grant) which Employee has then held for at least one year and:

(i) which vest based solely on continued service shall immediately fully vest and (A) Employee may satisfy any tax withholding obligations by having shares of Company common stock withheld from such award, and further may sell vested shares in respect of such award to the extent necessary to pay taxes in respect of such vesting (after taking into account any such tax withholding) and (B) the balance of the shares in respect of such award (and any interest in such shares) may not be sold, pledged, hedged or otherwise transferred until such shares would have become vested in the ordinary course without regard to this clause (i), without regard for any termination of Employee’s employment prior to the scheduled vesting date; in determining when such shares otherwise would have vested, any withheld or sold shares shall be deemed to come from each vesting tranche on a pro rata basis;

(ii) which vest based on both continued service and the attainment of performance goals shall no longer be subject to service-based vesting conditions, shall remain outstanding through the last day of the applicable performance periods, without regard for any termination of Employee’s employment prior to such date, and shall vest (or not) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Employee remained employed through all applicable service vesting periods.

(e) Special Equity Grant. On or about February 22, 2010, subject to Employee’s continued employment with the Company through the date of grant, Employee shall be granted pursuant to the Stock Incentive Plan a number of shares of restricted common stock of the Company (the “Restricted Shares”) equal to the quotient of $9,750,000 divided by the closing price of the Company’s common stock on the primary exchange over which it is traded on the date of grant (the “Special Equity Grant”); provided that the total number of Restricted Shares shall be earned only if the maximum Performance Conditions are attained and only two-thirds of the Restricted Shares shall be earned if the target Performance Conditions are attained, as further described below. The Special Equity Grant shall have those terms and conditions as are established by the Committee and set forth in a Restricted Stock Agreement to be entered into by the Company and Employee no later than the date of grant and as is consistent with annual restricted stock awards generally granted to senior executives of the Company, but subject to the terms of this Agreement including the following terms and conditions, unless otherwise agreed in writing by the Company and Employee:

(i) Dividends paid on Restricted Shares prior to vesting shall revert to the Company, and shall never be paid to, or accumulated for the benefit of, Employee.

(ii) One-third of the Restricted Shares (“Tranche 1”) shall be subject to vesting based on Employee’s continued service through February 22, 2012 and the attainment of the applicable Performance Conditions (other than as otherwise specified in this Section 4(e)).

(iii) Two-thirds of the Restricted Shares (“Tranche 2”) shall be subject to vesting based on Employee’s continued service through February 22, 2014 and the attainment of the applicable Performance Conditions (other than as otherwise specified in this Section 4(e)).

(iv) As to the Restricted Shares in each of Tranche 1 and Tranche 2, respectively, assuming that the service condition is attained:

A. If the minimum Performance Condition is not attained, none of the Restricted Shares will vest.

B. If the minimum Performance Condition is attained but the target performance condition is not attained, one-third of the Restricted Shares will vest.

C. If the target Performance Condition is attained but the maximum performance condition is not attained, two-thirds of the Restricted Shares will vest.

D. If the maximum Performance Condition is attained, all of the Restricted Shares will vest.

E. If the Performance Condition is attained at a level which falls between any two specific Performance Conditions (and which level is greater than the minimum Performance Condition and less than the maximum Performance Condition), a number of Restricted Shares will vest as results from a linear interpolation of such attainment level between such two specific Performance Conditions.

(v) Upon the termination of Employee’s employment by Employee without Good Reason (other than a Retirement), or by the Company for Cause, all unvested Restricted Shares shall immediately forfeit.

(vi) Upon the termination of Employee’s employment due to death, or by the Company due to Disability, Restricted Shares in each of Tranche 1 and Tranche 2 as to which the applicable service vesting period has not expired shall vest on the date of such termination in amount equal to, as to each of Tranche 1 and Tranche 2, the product

(rounded up to the nearest whole Restricted Share) of (A) two-thirds of the Restricted Shares in such tranche, multiplied by (B) a fraction, the numerator of which is the number of days in the applicable service vesting period through the date of termination, and the denominator of which is the total number of days in the applicable service vesting period. All Restricted Shares remaining unvested after the application of the preceding sentence shall immediately forfeit.

(vii) Upon the termination of Employee’s employment by the Company without Cause, or by Employee with Good Reason or in a Retirement, Restricted Shares in each of Tranche 1 and Tranche 2 as to which the applicable service vesting period has not expired shall vest upon the expiration of the applicable service vesting period or, if later, upon the determination of the level of attainment of the applicable Performance Conditions (which determination shall be made within 60 days after completion of the applicable performance period), in amount equal to, as to each of Tranche 1 and Tranche 2, the product (rounded up to the nearest whole Restricted Share) of (A) the number of Restricted Shares which would have vested based on the actual level of attainment of the applicable Performance Condition, had Employee’s employment continued through the applicable service vesting period, multiplied by (B) a fraction, the numerator of which is the number of days in the applicable service vesting period through the date of termination, and the denominator of which is the total number of days in the applicable service vesting period. All Restricted Shares remaining unvested after the application of the preceding sentence shall immediately forfeit.

(viii) Upon the occurrence of a Change in Control, Restricted Shares in each of Tranche 1 and Tranche 2 as to which the applicable service vesting period has not expired shall vest in an amount equal to the greater of (A) two-thirds of the Restricted Shares in such tranche and (B) the number of Restricted Shares in such tranche which would have vested had (I) Employee remained employed for the entire applicable service vesting period and (II) the applicable Performance Condition had been attained over the entire applicable performance period at a level extrapolated by the Compensation Committee in good faith from the extent to which such Performance Condition had been attained at the end of the Company’s fiscal year ending immediately prior to the Change in Control (and if the Change in Control occurs after the date of grant and prior to January 1, 2011, this sub-clause B) shall not apply). All Restricted Shares remaining unvested after the application of the preceding sentence shall immediately forfeit.

Section 5. EMPLOYEE BENEFITS AND PERQUISITES.

(a) Employee Benefits. During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement, and other benefits generally provided to other senior executives of the Company from time to time, including use of the Company’s airplane in accordance with such policies as may be established by the Compensation Committee of the Board from time to time. Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

(b) Perquisites.

(i) General. During the Term of Employment, the Company shall provide Employee with customary perquisites for housing, automobile and other expenses, subject to applicable policies of the Company as approved from time to time by the Compensation Committee of the Board.

(ii) Gross-Up. To the extent the perquisites under Section 5(b)(i) are considered income and increase Employee’s income tax liability, the Company shall pay Employee a tax reimbursement payment in an amount such that, after deduction for all income taxes payable with respect to such tax reimbursement benefit, the amount retained by Employee will be equal to the amount of such increased income tax liability. Each tax reimbursement payment to Employee pursuant to this Section 5(b)(ii) shall be made no later than the last day of the calendar year next following the calendar year in which Employee remits to the applicable taxing authority such taxes being reimbursed.

Section 6. “KEY-MAN” INSURANCE.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.

Section 7. REIMBURSEMENT OF BUSINESS EXPENSES.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 8. TERMINATION OF EMPLOYMENT.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Employee with or without Good Reason, or (v) upon the close of business on the last day of the Term of Employment (as provided in Section 2 above). Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Board in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its Affiliates.

(b) Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

(iii) In the case of any termination as a result of Employee’s Disability, the Applicable Severance Benefits, payable (x) as to 75% thereof in a lump sum within ten (10) business days of such termination, and (y) as to 25% thereof, subject to Employee’s compliance during the Restricted Period with the terms and conditions of this Agreement, in a lump sum upon the expiration of such period; provided, however, that notwithstanding the payment schedule set forth above, that portion of the Applicable Severance Benefits remaining unpaid as of December 31, 2017, following a termination as a result of Employee’s Disability shall be paid to Employee, subject to Section 8(m) below, in a lump sum on December 31, 2017; provided further, however, that Employee shall not be entitled to any amounts pursuant to this Section 8(b)(iii) to the extent Employee received any benefits pursuant to Section 8(l) below prior to such termination;

(iv) [Intentionally omitted];

(v) A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination; and

(vi) Vesting, as of the date of termination, of all Awards (other than the Special Equity Grant, which shall be governed by Section 4(e)(vi)), and any Awards which are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term and (z) the day prior to the first anniversary of the date of termination.

Except as set forth in this Section 8(b), following Employee’s termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than fifteen (15) days written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee.

(ii) In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

(iii) The Applicable Severance Benefits, payable (x) as to 75% thereof in a lump sum within ten (10) business days of such termination, and (y) as to 25% thereof, subject to Employee’s compliance during the Restricted Period with the terms and conditions of this Agreement, in a lump sum upon the expiration of such period; provided, however, that notwithstanding the payment schedule set forth above, that portion of the Applicable Severance Benefits remaining unpaid as of December 31, 2017, following such termination shall be paid to Employee, subject to Section 8(m) below, in a lump sum on December 31, 2017; provided further, however, that Employee shall not be entitled to any amounts pursuant to this Section 8(d)(iii) to the extent Employee received any benefits pursuant to Section 8(l) below prior to such termination;

(iv) (A) An amount equal to 150% of Employee’s Annual Bonus (determined using the greater of (1) the target Annual Bonus for the fiscal year in which such termination occurs and (2) the actual Annual Bonus for the fiscal year in which such termination occurs), such amount to be paid in a lump sum within ten (10) business days of such termination; and

(B) Upon the expiration of the Restricted Period, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to 50% of Employee’s Annual Bonus (determined using the greater of (1) the target Annual Bonus for the fiscal year in which such termination occurs and (2) the actual Annual Bonus for the fiscal year in which such termination occurs);

(v) A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination;

(vi) Continuation of the health benefits provided to Employee and his covered dependants under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date Employee commences employment with any Person; and

(vii) Vesting, as of the date of such termination, of all Awards (other than the Special Equity Grant, which shall be governed by Section 4(e)(vii)), and any Awards which are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term and (z) the day prior to the second anniversary of the date of termination.

Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (v) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the following payments and benefits:

(i) The Accrued Obligations;

(ii) The Applicable Severance Benefits, payable (x) as to 75% thereof in a lump sum within ten (10) business days of such termination, and (y) as to 25% thereof, subject to Employee’s compliance during the Restricted Period with the terms and conditions of this Agreement, in a lump sum upon the expiration of such period; provided, however, that notwithstanding the payment schedule set forth above, that portion of the Applicable Severance Benefits remaining unpaid as of December 31, 2017, following such termination shall be paid to Employee, subject to Section 8(m) below, in a lump sum on December 31, 2017; provided further, however, that Employee shall not be entitled to any amounts pursuant to this Section 8(f)(ii) to the extent Employee received any benefits pursuant to Section 8(l) below prior to such termination;

(iii) If such termination is a Retirement, any Awards which are stock options and which have been held by Employee for at least one year at the time of Retirement (A) and which are unvested at the date of termination shall continue to vest as if Employee had remained employed through the applicable vesting period, and (B) shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term and (z) the day prior to the fifth anniversary of the date of termination. Stock options held by Employee upon a Retirement which are not “Awards” because they were granted prior to the Commencement Date shall be afforded the treatment described in this subsection (iii) to the extent such treatment is more favorable to Employee than otherwise would apply in respect of such stock options; and

(iv) If such termination is a Retirement, and if Employee immediately thereafter is a member of the Board, Employee’s continuous service on the Board following such termination shall count as continued employment for vesting purposes in respect of all Awards which are restricted stock or restricted stock units (other than the Special Equity Grant, which shall be governed by Section 4(e)(vii)) and which (A) were granted after the Retirement Eligibility Date or (B) Employee has not held for at least one year on the Retirement Eligibility Date; provided that if Employee’s service on the Board following Retirement ceases as a result of death, Disability or following a request from the Board that Employee step down from the Board, any such Awards then remaining unvested shall immediately become fully vested; provided further that if Employee’s service on the Board following Retirement ceases for any other reason, any such Awards then remaining unvested shall immediately forfeit.

In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination by Employee without Good Reason (and as a Retirement, if applicable). Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement, and Employee shall have no further obligations to the Company, except as set forth in Sections 8(j), 9, 10, 12(c) and 13 hereof.

(g) Expiration of the Term of Employment following Non-Extension Notice by the Company. Upon the delivery of a Non-Extension Notice by the Company to Employee, Employee’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee’s employment upon expiration of the Term of Employment, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Expiration of the Term of Employment following Non-Extension Notice by Employee. Upon the delivery of a Non-Extension Notice by Employee to the Company, Employee’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Employee shall be entitled to:

(i) The Accrued Obligations;

(ii) The Applicable Severance Benefits, payable (x) as to 75% thereof in a lump sum within ten (10) business days of such termination, and (y) as to 25% thereof, subject to Employee’s compliance during the Restricted Period with the terms and conditions of this Agreement, in a lump sum upon the expiration of such period; provided, however, that notwithstanding the payment schedule set forth above, that portion of the Applicable Severance Benefits remaining unpaid as of December 31, 2017, following such termination shall be paid to Employee, subject to Section 8(m) below, in a lump sum on December 31, 2017; provided further, however, that Employee shall not be entitled to any amounts pursuant to this Section 8(h)(ii) to the extent Employee received any benefits pursuant to Section 8(l) below prior to such termination;

(iii) Treatment of stock options as described in Section 8(f)(iii) and of restricted stock and restricted stock units as described in Section 4(d) and Section 8(f)(iv), as applicable; and

(iv) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred.

Following such termination of Employee’s employment upon expiration of the Term of Employment, except as set forth in this Section 8(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(i) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 8 (other than the Accrued Obligations), Employee and the Company shall have executed mutual general releases in the form as is reasonably agreed to by the Company and Employee, and any waiting periods contained in such release shall have expired. Such release, if required by the Company, shall be delivered to Employee within ten (10) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release to Employee within such ten (10) business day period shall constitute a waiver of such requirement. Assuming a timely delivery of the release by the Company, if Employee fails to execute such release on or prior to the Release Expiration Date, Employee shall not be entitled to any payments or benefits pursuant to subsection (d), (e), or (g) of this Section 8 (other than the Accrued Obligations). Notwithstanding anything herein to the contrary, in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes of this Agreement, “Release Expiration Date” means the date that is twenty-one (21) days following the date upon which the Company timely delivers to Employee the release contemplated herein, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(j) Post-Termination Cooperation. Following any termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Holdings, the Company or any of their respective affiliates. For each day, or part thereof, that Employee provides assistance to the Company as contemplated hereunder, the Company shall pay Employee an amount equal to (x) divided by (y), where (x) equals the sum of Employee’s annual base salary and target cash bonus as in effect on the date of Employee’s termination of employment, and (y) equals 200. In addition, upon presentment of satisfactory documentation, the Company will reimburse Employee for reasonable out-of-pocket travel, lodging and other incidental expenses he incurs in providing such assistance. Employee shall not be required to travel to Bermuda to provide any assistance contemplated hereunder, but, if requested by the Company, shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.

(k) Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(l) Accelerated Payment of Applicable Severance Benefits. To the extent Employee has not suffered a termination of employment prior to December 31, 2017, Employee shall be entitled to receive an amount equal to the Applicable Severance Benefits, payable in a lump sum on December 31, 2017; provided, however, that to the extent Employee ceases to comply with the terms and conditions of this Agreement or is terminated by the Company for Cause, in either case following the date on which Employee receives the Applicable Severance Benefits pursuant to this Section 8(k), Employee shall repay to the Company an amount equal to the Applicable Severance Benefits.

(m) Clawback of Applicable Severance Benefits. To the extent (x) all or any portion of the payment to Employee of the Applicable Severance Benefits is accelerated to December 31,

2017, pursuant to the provision set forth in Section 8(b)(iii), (d)(iii), (f)(ii), or (h)(ii), as applicable (including to the extent payable by cross-reference to any of such provisions) (the “Accelerated Severance Amount”), and (y) subsequent to December 31, 2017, and during the Restricted Period Employee ceases to comply with the terms and conditions of this Agreement, Employee shall repay to the Company an amount equal to the Accelerated Severance Amount.

Section 9. RESTRICTIVE COVENANTS. Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of this Section 9, references to the Company shall be deemed to include its Affiliates.

(a) Confidential Information. Employee agrees that he will not, at any time during or after the Term of Employment, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company or any of its divisions, subsidiaries or affiliates, which he may have learned in connection with his employment hereunder. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean any information that Employee knows to be confidential or proprietary. Employee’s obligation under this Section 9(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Employee; (iii) is known to Employee prior to his receipt of such information from the Company, as evidenced by written records of Executive or (iv) is hereafter disclosed to Employee by a third party not under an obligation of confidence to the Company. Employee agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such confidential information. Employee recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Employee shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company or its subsidiaries or affiliates, and no copy of any such confidential information shall be retained by him.

(b) Non-Competition. Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

(c) Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d) Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e) Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense (but for no other consideration of any kind), to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

(f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 10. BREACH OF RESTRICTIVE COVENANTS.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9(b) or 9(c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

Section 11. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

Employee represents and warrants to the Company that:

(a) Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c) In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

Section 12. INDEMNIFICATION.

(a) Indemnification. The Company shall defend, hold harmless and indemnify Employee to the fullest extent permitted by Bermuda law, as currently in effect or as it may hereafter be amended, from and against any and all damages, losses, liabilities, obligations, claims of any kind, costs, interest or expense (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) that may be incurred or suffered by Employee in connection with or arising out of his service with the Company or its Affiliates (whether prior to or following the date hereof), subject only to the provisions of subsection (b) below.

(b) Exceptions to Right of Indemnification. No indemnification shall be made under this Section 12 in respect of the following:

(i) Losses relating to the disgorgement remedy contemplated by Section 16 of the Exchange Act;

(ii) Losses arising out of a knowing violation by Employee of a material provision of this Section 12 or any other agreement to which Employee is a party with the Company or its Affiliates; and

(iii) Losses arising out of a final, nonappealable conviction of Employee by a court of competent jurisdiction for a knowing violation of criminal law.

Moreover, the Company shall not effect any advances, or advance any costs, relating to any proceeding (or part thereof) initiated by Employee unless the initiation thereof was approved by the Board, or as may be approved or ordered by a competent tribunal.

(c) Prepayment of Expenses. Unless Employee otherwise elects via written notice to the Company, expenses incurred in defending any civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of a written affirmation of Employee’s good faith belief that his conduct does not constitute the sort of behavior that would preclude his indemnification under this Section 12 and Employee furnishes the Company a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to be indemnified by the Company under this Section 12.

(d) Continuation of Indemnity. All agreements and obligations of the Company contained in this Section 12 shall continue during the period in which Employee is employed the Company and shall continue thereafter so long as Employee shall be subject to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Employee was a employed by the Company.

(e) Indemnification Hereunder Not Exclusive. The indemnification and prepayment of expenses provided by this Section 12 is in addition to and shall not be deemed exclusive of any other right to which Employee may be entitled under the Company’s Memorandum of Association, the Company’s By-Laws, any agreement, any vote of shareholders or disinterested directors, Bermuda law, any other law (common or statutory) or otherwise. Nothing contained in this Section 12 shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or Employee against any expense, liability or loss incurred by it or him, whether or not Employee would be indemnified against such expense, liability or loss under this Section 12; provided, that the Company shall not be liable under this Section 12 to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Employee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. In the event the Company makes any indemnification payments to Employee and Employee is subsequently reimbursed from the proceeds of insurance, Employee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

Section 13. TAXES.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

Section 14. MITIGATION; SET OFF.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its Affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 15. DELAY IN PAYMENT.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Section 16. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing delivered to Employee any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 17. WAIVER AND AMENDMENTS.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. SEVERABILITY.

If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH COUNTRY.

Section 20. NOTICES.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21. SECTION HEADINGS.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 22. ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

Section 23. SURVIVAL OF OPERATIVE SECTIONS.

Upon any termination of Employee’s employment, the provisions of Section 4(d), Section 4(e)(vi), Section 4(e)(vii) and of Section 8 through Section 26 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 24. RECOUPMENT. If the Company is required to file an accounting restatement with the U.S. Securities and Exchange Commission due to the material noncompliance of the Company with applicable securities law financial reporting requirements, Employee shall reimburse the Company for:

(a) The excess, if any, of (i) any bonus or other incentive-based or equity-based compensation received by Employee from the Company following the first filing with the U.S. Securities and Exchange Commission of the financial document embodying such financial reporting requirement (and if any such bonus or compensation has been earned but not paid, it shall be forfeited) over (ii) the amount of such bonus or other incentive-based or equity-based compensation as would have been payable to Employee under the applicable plan or award had such accounting restatement been the first such filing; provided that the reimbursement described in this paragraph (a) shall apply only if and to the extent that one of clauses (x) or (y) applies, being (x) if the restatement is due to Employee’s personal misconduct, the reimbursement described in this paragraph (a) shall apply only to compensation paid within 60 months following the first such filing which contains the financial statement which is ultimately restated and (y) if the restatement is not due to Employee’s personal misconduct, the reimbursement described in this paragraph (a) shall apply only to compensation paid within 24 months following the first such filing which contains the financial statement which is ultimately restated; and

(b) Any gains realized by Employee from the sale of securities of the Company during the 12-month period following the first filing with the U.S. Securities and Exchange Commission of the financial document embodying such financial reporting requirement; provided, (i) this paragraph (b) shall apply only if such restatement is due to Employee’s personal misconduct, and (ii) the amount, if any, payable under this paragraph (b) shall be reduced by any amount Employee pays to any person other than the Company (including to any governmental authority) as compensation for any loss incurred in connection with such sale of securities.

This Section 24 shall interpreted in a manner consistent with rulings, governmental pronouncements, regulations, court decisions and the like interpreting Section 304 of the Sarbanes-Oxley Act of 2002; provided that the Company and Employee acknowledge that this Section 24 is broader than such Section 304.

Section 25. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 26. EXCISE TAX.

In the event that Employee would become entitled to payments and/or benefits which would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code but for the application of the provisions of Attachment A hereto, such provisions shall apply.

*    *    *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement in Bermuda on the date first above written.

RENAISSANCERE HOLDINGS LTD.

/s/ William F. Hecht
By:	William F. Hecht
Title:	Chairman, Compensation and Corporate Governance Committee

EMPLOYEE

/s/ Neill A. Currie
Neill A. Currie

ATTACHMENT A

Excise Tax Modified Cutback Provisions

(a) Anything in this Agreement to the contrary notwithstanding, in the event the Firm (as defined below) shall determine that Employee shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a “Payment”) which would be subject to the excise tax imposed by Section 4999 of the Code, the Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Firm determines that Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Employee’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Firm, Employee shall receive all Agreement Payments to which Employee is entitled under this Agreement.

(b) If the Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Firm under this Attachment A shall be binding upon the Company and Employee absent manifest error and shall be made as soon as reasonably practicable and in no event later than 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by first by reducing cash payments otherwise due under Section 8(b), (d), (e), (f), (g) or (h), as applicable, and then by reducing Payments in respect of equity-based compensation otherwise due first under Section 4(e)(viii) and then due under Section 8(b), (d), (e), (f), (g) or (h), as applicable. All fees and expenses of the Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee which the Firm believes has a high probability of success determines that an Overpayment has been made, Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) For purposes hereof, the following terms have the meanings set forth below:

(i) “Firm” shall mean an internationally recognized accounting or employee benefits consulting firm selected by the Company with the input of Employee (but without Employee’s consent) and which shall not, during the one year preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies.

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Employee certifies, in Employee’s sole discretion, as likely to apply to him in the relevant tax year(s).

(iii) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Firm determines to reduce Agreement Payments pursuant to paragraph (a) of this Attachment A.